SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                          _______________

                            Form S - 3
        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      SIDEWARE SYSTEMS INC.
                ----------------------------------
        (Exact name of Registrant as specified in its charter)

                     British Columbia, Canada
              -------------------------------------
  (State or other Jurisdiction of incorporation or organization)

     1810 Samuel Morse Drive, Reston, Virginia, 20190-5316
                     Telephone (703) 437-9002
              ---------------------------------------
  (Address, and telephone number of registrant's principal executive offices)

              James S. Speros, Chief Executive Officer
                       Sideware Systems Inc.
       1810 Samuel Morse Drive, Reston, Virginia, 20190-5316
                      Telephone (703,437-9002)
             -------------------------------------------
     (Name, address, and telephone number of agent for service)

   Copies to:  Grant Sutherland, Chairman, Sideware Systems Inc.
         1600 - 777 Dunsmuir St., Vancouver, B.C. V7Y 1K4
            Tel:  (604) 688-0047; Fax (604) 688-0094

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement is declared effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




               CALCULATION OF REGISTRATION FEE


Title of Each         Amount to be          Proposed          Proposed         Amount of
Class of              Registered (1)        Maximum           Maximum      Registration Fee
Securities to                            Offering Price       Aggregate
be Registered                            Per Share (2)        Offering
                                                              Price (2)


Common Shares         11,703,373(3)          $0.43            $5,032,450    $1,258.11
Common Shares          1,084,000(4)          $0               $0            $0(5)

Total Common
shares                12,787,373              -                -            $1,258.11


(1) Pursuant to Rule 416, this Registration Statement shall be deemed to cover an indeterminate number of additional common shares in the event the number of outstanding shares of Sideware Systems Inc. is increased by stock split, stock dividend and/or similar transactions.

(2) Pursuant to Rule 457(c), the proposed maximum offering price per common share and the proposed maximum aggregate offering price have been calculated on the basis of $0.43 per share, the average of the high and low prices reported on the OTC Bulletin Board quotation service as of March 22, 2001.

(3) Includes 6,176,324 shares to be issued on the exercise of warrants.

(4) Includes 1,084,000 shares to be issued on the exercise of warrants.

(5) Pursuant to Rule 429, these common shares are being carried forward from a Registration Statement on Form F-3 (No. 333-38876) along with filing fees of $6,233.00 associated with such securities that were previously paid with the F-3 Registration Statement, as amended. These shares are issuable on the exercise of warrants.

Pursuant to Rule 429 of the Securities Act of 1933, the prospectus included as a part of this Registration Statement also relates to a Registration Statement on Form F-3 (No. 333-38876).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

           SUBJECT TO COMPLETION DATED MARCH 23, 2001.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             PROSPECTUS
                       SIDEWARE SYSTEMS INC.

                      12,787,373 Common Shares

This prospectus covers 12,787,373 common shares of Sideware Systems Inc., a Canadian corporation, being offered for re-sale by the persons named in this prospectus as selling shareholders.

Sideware Systems Inc. will not receive any proceeds from the sale of the shares. The selling shareholders will receive those proceeds. The selling shareholders will control the number of shares offered for sale. The selling shareholders are not required to sell all, or any, of the shares.

The selling shareholders will also control how the shares are offered for sale. The selling shareholders may enter into underwriting agreements, and may pay underwriting discounts or commissions. The selling shareholders will control the prices at which the shares are offered, and can reject any proposed purchaser.

Our common shares trade on the Toronto Stock Exchange under the symbol "SYD.U" and are quoted on the OTC Bulletin Board quotation service under the symbol "SDWS". The closing prices reported for our common shares on the Toronto Stock Exchange and the OTC Bulletin Board on March 22, 2001 were $0.44 and $0.43, respectively.

INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

          The date of this prospectus is March 23, 2001.

                       TABLE OF CONTENTS

                                                                Page
Additional Information                                            1
Incorporated Documents                                            1
Enforcement of Civil Liabilities                                  1
Prospectus Summary                                                3
Risk Factors                                                      5
Special Note Regarding Forward-looking Statements                11
Selling Shareholders                                             11
Use of Proceeds                                                  17
Plan of Distribution                                             18
Description of Securities to be Registered                       20
Material Changes                                                 20
Legal Matters                                                    20
Experts                                                          20
SEC Position on Indemnification for Securities Act Liabilities   21

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The shares covered by this prospectus are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate after the date of the document.

                    ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934. In accordance with those requirements, we file annual reports on Form 10-K, quarterly reports on Form 10-Q, reports on Form 8-K, and other information with the Securities and Exchange Commission. The reports and other information we file can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511 and 7 World Trade Center, 13th Floor, New York, NY 10048. You can obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site that contains reports and other information that we file electronically. The address of the web site is http://www.sec.gov.

                    INCORPORATED DOCUMENTS

The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document that we have filed with the Commission. Information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by this prospectus.

We incorporate by reference into this prospectus our annual report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on March 23, 2001.

All subsequent annual reports which we file on Form 10-K, and any subsequent filings we make on Form 10-Q or Form 8-K, shall be deemed to be incorporated by reference into this prospectus.

We will deliver to each person (including any beneficial owner) to whom this prospectus has been delivered a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request, and at no cost to the requester. Requests should be directed to Grant Sutherland, Chairman, Sideware Systems Inc., 777 Dunsmuir Street, Suite 1600, Vancouver, British Columbia, Canada V7Y 1K4. Our telephone number at that location is (604) 688-0047. Our corporate web site address is www.sideware.com. The information on our web site is not intended to be part of this prospectus.

               ENFORCEMENT OF CIVIL LIABILITIES

Sideware Systems Inc. is a Canadian company and many of our assets are located outside the United States. In addition:

-    some of our directors and officers are residents of Canada;
- some or all of the experts named in this registration statement are residents of Canada; and

- all or a substantial portion of the assets of those parties may be located outside the United States.

As a result, investors may not be able to:

- enforce civil liabilities created by federal securities laws of the United States against us, or against the other parties listed above;
- effect service of process within the United States on the parties listed above; or
-    realize in the United States on judgments of courts of the United
     States.

There is also doubt as to whether Canadian courts will enforce liabilities created by United States federal securities laws, or judgments of United States courts based on those laws.

                  PROSPECTUS SUMMARY

                     THE COMPANY

Our business is the development and marketing of interactive e-business software. Our current products are offered as the Sideware Enterprise Interaction Suite 3.0. Our products support Web based customer communication, and are intended for the growing market for eCRM (electronic Customer Relationship Management) software.

The Internet is growing rapidly in importance as a medium for conducting business. International Data Corporation has projected that the number of customers buying goods and services over the Internet worldwide will grow from approximately 30 million in 1998 to 133 million in 2002. During the same period, the total value of goods and services purchased over the Internet is projected to increase from approximately $50 billion to over $734 billion.

The Sideware Enterprise Interaction Suite currently includes three products:

- Sideware Collaboration, a Web collaboration product which supports interactive chat between companies and their customers;
-    Sideware Email, an Email management program; and
- Sideware Telephony, which permits users to integrate Web based and telephone communications into a single customer service system.

We market our products primarily through our direct sales force, and through value added resellers under the Sideware Partner Program.

We have a limited operating history, and have not yet generated substantial operating revenues. In addition, we operate in a highly competitive market. An investment in our shares is speculative and involves a high degree of risk. The principal risks affecting our business and securities are set out below under the heading "RISK FACTORS".

Our head office is located at 1810 Samuel Morse Drive, Reston,
Virginia, 20190-5316, and our telephone number is (703) 437-9002. Part of our operations are conducted in Canada and our Canadian head office is at 930 West 1st Street, Suite 102, North Vancouver, British
Columbia, Canada V7P 3N4. Our telephone number in Canada is (604) 988-0440. Our world-wide web address is www.sideware.com.

                            THE OFFERING


Common shares being     Up to 12,787,373 common shares.
offered by the
selling                 - 191,237 shares are issuable on the exercise of
shareholders:             shares purchase warrants which we issued to a
                          selling shareholder on June 4, 1999.
                        - 1,084,000 shares are issuable on the exercise of
                          share purchase warrants which we issued to selling shareholders on April 13, 2000.
                        - 5,229,752 shares were issued to selling
                          shareholders in a private placement which we completed on February 22, 2001.
                        - 5,229,752 shares are issuable on the exercise of
                          share purchase warrants which we issued to purchasers in the February 22, 2001 private placement.
                        - 526,316 are issuable on the exercise of
                          warrants which we issued as consideration for placement agent services in the February 22, 2001 private placement.
                        - 526,316 shares are issuable on the exercise of
                          share purchase warrants which we will issue on exercise of the warrants that we issued for placement agent services.

                        The shares and warrants listed above were issued to United States and foreign purchasers under exemptions from registration under the Securities Act of 1933.

Risk Factors            An investment in our common shares is speculative
                        and involves a high degree of risk. Before making an investment, you should read this entire prospectus, and the information incorporated in it by reference, carefully. You should also consider the information under the heading "Risk
                        Factors", which begins on page 5.

Use of Proceeds         We will not receive any proceeds from the sale of
                        shares offered by the selling shareholders. To the extent that any warrants are exercised, we will receive the warrant exercise price. Proceeds from the exercise of warrants, if any, will be used for working capital purposes.

Listing or              Our common shares currently trade on the Toronto
Quotation of Common     Stock Exchange under the symbol "SYD.U" and are
Shares                  quoted on the OTC Bulletin Board quotation
                        service under the symbol "SDWS".

                             RISK FACTORS

INVESTMENT IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK.
PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE PURCHASING OUR COMMON SHARES.

BECAUSE WE DO NOT YET EARN SUBSTANTIAL REVENUE, WE FACE A RISK THAT OUR BUSINESS WILL FAIL.

We have never earned substantial operating revenue. We have been dependent on equity financing to pay operating costs and to cover operating losses.

We estimate that we have sufficient cash to pay ongoing operating expenses, at their current level, until approximately the end of the third quarter of 2001. To continue operation beyond that we will have to generate operating revenue or raise additional capital. If we do not, we face a risk that our business will fail.

The auditors' report on our December 31, 2000 financial statements includes an additional paragraph that identifies conditions that raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BECAUSE WE HAVE A LIMITED OPERATING AND SALES HISTORY, WE DO NOT HAVE A RELIABLE BASIS FOR PREDICTING THAT WE WILL EARN REVENUE IN THE
FUTURE.

Our products are relatively new, and are directed to a new and rapidly changing market. We do not have a record of past sales from which we can predict future revenues. As a result, our prospects for generating revenue are speculative, and may change rapidly and without warning. We have no assurance that we will earn substantial revenue in the future, nor any basis for predicting the level of any future revenues.

BECAUSE OF OUR LIMITED OPERATING AND SALES HISTORY, WE CANNOT MAKE RELIABLE PROJECTIONS OF OUR FUTURE OPERATING COSTS.

During 2000, we increased our work force and operating costs substantially. In order to generate substantial sales revenue, we may have to continue hiring additional personnel or incur substantial advertising costs. As a result of our lack of historical sales, we cannot make reliable projections of the number of additional personnel we will require, the cost of employing those personnel, or the level of marketing and overhead expenses we will incur. We thus have no assurance that any revenue we earn will be sufficient to cover the cost of earning that revenue, or to generate operating profits.

BECAUSE WE LACK PROVEN DISTRIBUTION CHANNELS, WE MAY BE UNABLE TO
REACH POTENTIAL CUSTOMERS FOR THE ENTERPRISE INTERACTION SUITE.

We plan to market the Enterprise Interaction Suite through two principal distribution channels, our direct sales force and value added resellers. To date, we have not generated substantial sales revenue through either channel. Accordingly, we have no assurance that these methods of sale will be effective in reaching potential customers for the Enterprise Interaction Suite.

If we do not achieve substantial revenue through our direct sales force, we may be dependent on value added resellers to sell our products. Failure to recruit a sufficient number of value added resellers, or failure of our value added resellers to market our products effectively, could prevent us from achieving substantial sales revenue.

BECAUSE OUR PRODUCTS ARE OFFERED IN AN EMERGING MARKET, THE POTENTIAL MARKET FOR OUR PRODUCTS IS UNCERTAIN.

Our products are intended for a new and emerging market for Web based, interactive electronic business solutions. Our future success depends on the widespread adoption of the Web as a medium for business transactions. Many factors could hinder the development of this market, including the following:

- The Web has experienced, and is expected to continue to experience, significant user and traffic growth. The Web infrastructure may not be able to support the demands placed on it by the continued growth upon which our success depends.
- There are many unresolved legal and technical issues concerning Web based commerce. They include issues of security, privacy, reliability, cost, accessibility, and quality of service. If these issues are not resolved, Web based commerce may not continue to increase.
- There is substantial uncertainty about how governments may attempt to regulate use of the Web or tax Web based transactions. The imposition of new government regulations or taxes may impede use of the Web for business purposes.

If Web based commerce does not continue to increase, the market for our products, and our prospects for generating sales, will be impaired.

BECAUSE WE ARE NOT A LARGE COMPANY, WE MAY BE UNABLE TO COMPETE.

Many of our competitors have longer operating histories, greater name recognition, and substantially greater financial, technical, marketing, and other resources than we have. Our competitors may be able to expand and develop their technologies more quickly, to devote greater resources to the development and marketing of their products, or to respond more quickly to changing opportunities or technologies.

The market for computer software is dominated by large corporations which have assets much greater than ours, and which might be able to develop software duplicating the features of our products at modest cost. We face a continual risk that market opportunities or product features which we intend to exploit can, within a short period of time, become dominated by much larger and financially stronger corporations, rendering our products obsolete or non-competitive.

BECAUSE OUR MARKET IS HIGHLY COMPETITIVE AND CHANGING RAPIDLY, OUR PRODUCTS MAY NOT GAIN MARKET ACCEPTANCE.

The market for interactive Web based electronic business solutions is highly competitive and rapidly changing. Many types of changes in either the demand side or the supply side of our market could render our products non-competitive. Those types of changes include, but are not limited to, the following:

- We believe that barriers to entry in our market are relatively small, so that new competitors could enter the market within a short period of time.

- Technological advance in the computer industry is rapid. Other companies may develop new technologies which provide the same functions as our products with greater efficiency or lower cost.
- Industry consolidations, or formations of alliances among industry participants, may give our competitors superior marketing channels, economies of scale, or the benefit of
     strategic alliances with major software companies.   Competing
     products may also be integrated or marketed with broader product offerings, so that our products will be unattractive to customers seeking those broader product offerings.
- Customer preference may shift away from the kinds of products we offer to products offered by other companies.

BECAUSE WE HAVE NOT ACHIEVED SUBSTANTIAL SALES REVENUE IN THE PAST, WE MAY NOT HAVE ADEQUATE PERSONNEL OR SYSTEMS TO COPE WITH A RAPID
INCREASE IN SALES.

We could experience rapid growth in orders, sales, and revenue. We cannot assure that we will be able to manage the strains that future growth may place on our administrative infrastructure, systems, and controls. Accordingly, increased sales of our products may require us to hire additional personnel to install and support our products.

We may also be unable to hire additional personnel we need. Qualified technical personnel are in great demand throughout the software industry. Our success will depend, to a substantial degree, on our ability to attract, train, motivate, and retain qualified personnel. We have no assurance that we will be able to compete successfully in the job market, to attract or keep the qualified employees we need.

BECAUSE MUCH OF OUR WORK FORCE HAS BEEN HIRED RECENTLY, WE ARE
VULNERABLE TO LOSS OF KEY EMPLOYEES.

We have increased our work force substantially during 2000. As a result, a substantial number of our employees are relatively new, and have worked together for only a short period of time.

The success of our marketing efforts is substantially dependent on our President and our Executive Vice President / General Manager of United States Operations. Continued development of our products is substantially dependent on our Chief Technology Officer.

The departure of a single employee or a small number of employees could hurt our business. We cannot assure that we will be able to attract and retain qualified personnel on acceptable terms. We do not have key man insurance on any of our employees.

BECAUSE OUR BUSINESS IS DEPENDENT ON PROPRIETARY TECHNOLOGY, WE ARE VULNERABLE TO MISAPPROPRIATION OF OUR TECHNOLOGY.

We rely heavily on our proprietary software technology. To protect our proprietary technology we rely on confidentiality agreements with key employees and third parties, and on trade secret, trademark, and copyright laws. Although we attempt to maintain confidentiality of our software technology, we cannot assure that we have adequately protected our technology from misappropriation.

In addition, others may attempt to "reverse engineer" our products, to determine their method of operation and to develop competing products. Sophisticated technology has been developed to facilitate reverse engineering of computer software, increasing the risk that our products could be duplicated by others at modest cost.

BECAUSE WE OPERATE IN A HIGH TECHNOLOGY FIELD, WE FACE A RISK OF
INFRINGEMENT CLAIMS FROM OTHER COMPANIES.

If any of our products violate third party proprietary rights we may be required to re-engineer our products or seek licenses from third parties. We have no reason to believe that any of our products infringe the proprietary rights of third parties. However, we do not conduct comprehensive patent searches to determine whether the technology used in our products infringes any third party patents.

High tech markets are characterised by the existence of a large number of patents with broad, and questionable, application. As the market for our products develops, and the functionality of those products grows and overlaps with products offered by competitors, our products may become increasingly subject to infringement claims. Although we have no reason to believe that any of our products infringe the proprietary rights of third parties, there can be no assurance that infringement claims will not be asserted against us, or that such claims will not require us to enter into royalty arrangements or result in costly litigation.

BECAUSE OUR PRODUCTS RELY ON THIRD PARTY TECHNOLOGIES, WE MAY NOT HAVE ACCESS TO REQUIRED TECHNOLOGY.

Our Enterprise Interaction Suite incorporates software licensed from third parties. We have no reason to believe that our existing license rights will cease to be available, but we cannot assure that they will continue.

In addition, we expect that we will have to license additional third party technology to continue development of our products. We can not assure that the third party technology we require will be available, or that it will be available on acceptable commercial terms.

Inability to obtain required technology from third parties could require us to develop software performing the required functions independently, or to re-engineer our products to operate without the licensed software. This could result in interruptions or delays in our ability to sell or continue development of our products, in loss of important features of our products, or in increased costs for our products.

BECAUSE OUR PRODUCTS ARE COMPLEX, THEY MAY CONTAIN ERRORS.

Software products are complex, and frequently contain errors, or "bugs". Our products may contain such errors, which could cause product failures. Our products have not had extensive use under actual operating conditions, and accordingly, we have no assurance
that they will operate free of material errors or defects.    Product
failures could result in loss of revenues, loss of market share, failure to achieve market acceptance, or injury to our reputation.

BECAUSE WE HAVE NOT COMPLETED ANY LARGE INSTALLATIONS OF THE
ENTERPRISE INTERACTION SUITE, WE DO NOT KNOW HOW WELL IT WILL OPERATE IN LARGE INSTALLATIONS.

To date, most of our installations of the Enterprise Interaction Suite and its predecessor products have been small, involving only a few customer service representative workstations. Our internal testing of the Enterprise Interaction Suite indicates that it can support large installations. However, we have never completed a large installation of any of our products, or secured a contract for a large installation. Owing to our lack of experience with large installations, we do not know how well the Enterprise Interaction Suite will run in large installations.

BECAUSE WE HAVE LIMITED EXPERIENCE USING OUR PRODUCTS UNDER ACTUAL OPERATING CONDITIONS, WE COULD FACE SUBSTANTIAL PRODUCT LIABILITY
CLAIMS.

Because of our limited operating history with the Enterprise Interaction Suite, we have no assurance that it will not experience failures under actual operating conditions. If any of our products fail, a customer may assert a claim for substantial damages against us, regardless of whether we are responsible for the failure. Product liability claims could require us to spend significant time and money in litigation, or to pay significant damages.

We currently carry limited insurance, which may not cover claims against us for financial losses, and which will not be sufficient in amount to cover large claims. In addition, there can be no assurance that any insurance coverage will be available in the future on reasonable terms, that insurance we purchase will be sufficient to cover any claims against us, or that insurers will not deny coverage with respect to any future claim.

BECAUSE WE HAVE NOT GENERATED SUBSTANTIAL REVENUE AND BECAUSE OUR
BUSINESS HAS NOT BEEN PROFITABLE, WE MAY NOT BE ABLE TO RAISE
ADDITIONAL CAPITAL WE NEED.

We will likely require additional capital to continue the development of our products, to pay the costs of marketing those products, or to cover operating losses until we are able to become profitable. As we have never generated operating profits or substantial sales revenue, we may not be able to raise the amount of capital we require.

Several other factors may also hinder our efforts to raise capital. They include the following:

- Our share price has been highly volatile during 2000 and the first part of 2001. The volatility of our share price may deter potential investors.
- Subsequent to the first quarter of 2000, many technology companies have experienced financial difficulties and rapidly declining share prices. As a result, potential investors may be less willing to invest in technology companies generally.
- Subsequent to the first quarter of 2000, capital markets have become tighter generally, with less financing available for technology companies generally.

BECAUSE WE MAY HAVE TO RAISE ADDITIONAL CAPITAL, THE INTERESTS OF
SHAREHOLDERS MAY BE DILUTED.

To raise additional capital we may have to issue additional shares, which may dilute the interests of existing shareholders substantially. Alternatively, we may have to borrow large sums, and assume obligations to make substantial interest and capital payments. We may also have to sell significant interests in some or all of our products. If we are able to raise additional capital, we cannot assure that it will be on terms that enhance the value of our common shares.

BECAUSE WE HAVE NON-ARM'S LENGTH AGREEMENTS WITH SUBSIDIARIES,
GOVERNMENTS MAY CHALLENGE OUR TAX RETURNS.

We have non-arm's length agreements with our subsidiaries Sideware Corp. and Sideware International SRL, which operate in jurisdictions outside Canada. We believe that these agreements have been implemented in accordance with taxation laws, regulations, treaties, and assessment practices prevailing in Canada, the United States, and the other jurisdictions involved. However, Canadian or U.S. taxation authorities may challenge the terms or tax effect of these agreements, and issue taxation assessments requiring us to pay additional income taxes beyond the amounts we consider to be owing. Such assessments could lead to tax liabilities substantially greater than we expect, or to duplicate tax liabilities in different jurisdictions on the same income.

BECAUSE THE MARKET PRICE OF OUR COMMON SHARES HAS BEEN PARTICULARLY VOLATILE, INVESTORS IN OUR COMMON SHARES FACE A HIGH DEGREE OF MARKET RISK.

The stock market in general has recently experienced extreme price and volume fluctuations. The stock prices of technology companies, particularly Web-related companies, have been extremely volatile, and have experienced price fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.

The price of our common shares has also experienced substantial fluctuations. Between January 1, 2000 and March 15, 2001 our share price has fluctuated between a high of $25.50 and a low of $0.33. The susceptibility of our stock price to fluctuation exposes purchasers of our stock to a high degree of risk.

As we have not at any time announced material earnings, we believe that the fluctuations in our stock price have resulted primarily from market perceptions of the speculative value of our business opportunities. The price of our common shares could fall substantially if we do not generate future earnings that meet the expectations of investors.

BECAUSE THE SHARES OFFERED ARE APPROXIMATELY 19% OF OUR OUTSTANDING STOCK, OFFERING OF THE SHARES FOR SALE MAY PUT DOWNWARD PRESSURE ON OUR STOCK PRICE.

The shares which may be offered under this prospectus represent approximately 19% of our issued and outstanding stock. Prior to filing this prospectus, those shares were "restricted securities" under Rule 144 to the Securities Act of 1933, and were not eligible for resale on the market. The market price of our stock could drop significantly if the selling shareholders sell all or a large portion of the shares offered under this prospectus, or are perceived as intending to sell them.

BECAUSE OUR STOCK MAY BE SUBJECT TO "LOW PRICE STOCK" RULES, THE
MARKET FOR OUR STOCK MAY BE LIMITED.

The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price less than US$5.00. Our stock is currently subject to those rules, and may remain so indefinitely. The penny stock rules require broker-dealers to make a special suitability determination before selling our stock to investors who are not either regular customers or accredited investors. As a result, the potential market for our stock may be limited.


          SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the other reports we have filed from time to time with the Securities and Exchange Commission, contain forward-looking statements within the meaning of Section 27A of the Securities Act and
Section 21E of the Securities Exchange Act. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and are statements of future economic performance. Statements containing terms like "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates," and other phrases of similar meaning are considered to imply uncertainty and are forward-looking statements.

Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements throughout this prospectus and the documents we have incorporated by reference, including those stated under the heading "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, the materials referred to in this prospectus, and the materials incorporated by reference into this prospectus.

We cannot guarantee our future results, levels of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy and completeness of these statements.

We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                       SELLING SHAREHOLDERS

The shares offered for sale under this prospectus consist of:

- 191,237 shares issuable on the exercise of share purchase warrants which we issued to a selling shareholder on June 4, 1999;
- 1,084,000 shares issuable on the exercise of share purchase warrants which we issued to selling shareholders on April 13, 2000;
- 5,229,752 shares issued to selling shareholders in a private placement which we completed on February 22, 2001;
- 5,229,752 issuable on the exercise of share purchase warrants which we issued to purchasers in the February 22, 2001 private placement;
- 526,316 shares issuable on the exercise of warrants which we issued as consideration for placement agent services in the February 22, 2001 private placement; and
- 526,316 shares issuable on the exercise of share purchase warrants that we will issue on exercise of the warrants that we issued for placement agent services.

The selling shareholders include the following officers and employees of our company:

- Grant Sutherland is the Chairman of our Board of Directors. This prospectus includes 2,500,000 shares offered by Mr. Sutherland.

- Paul Hildebrand is our corporate Secretary and in-house counsel. Alder Enterprises Ltd. is a private company in which Mr. Hildebrand holds a 45% beneficial interest, and whose other shareholders are members of Mr. Hildebrand's family. This prospectus includes 375,000 shares offered by Mr. Hildebrand and 250,000 shares offered by Alder Enterprises Ltd.
-    Louis Capannelli is an employee of Sideware Corp., our wholly
     owned United States subsidiary.   This prospectus includes 191,237
     shares offered by Mr. Capannelli.

     JUNE 4, 1999 SHARE PURCHASE WARRANTS

On June 4, 1999, we issued 191,237 share purchase warrants to Louis Capannelli. Each warrant entitled Mr. Capannelli to purchase one share at any time up to March 26, 2001. The exercise price under these warrants was $0.333 up to March 26, 2000, or $0.383 from March 27, 2000 to March 26, 2001.

Mr. Capannelli has advised us that he currently owns:

-    784,332 shares;
-    679,042 share purchase warrants exercisable within sixty days;
     and
-    113,750 stock options exercisable within 60 days.

On the assumption that all of Mr. Capannelli's warrants and options are exercised, these securities currently represent 2.4% of our issued and outstanding shares. If Mr. Capannelli sells all of the shares registered under this prospectus, his position will be reduced to 1,385,887 shares, inclusive of options and warrants exercisable within 60 days. This represents 2.1 % of our issued and outstanding shares.

     APRIL 13, 2000 SHARE PURCHASE WARRANTS

The April 13, 2000 share purchase warrants were issued in a private placement of 1,084,000 units which we completed on April 13, 2000. Each unit consisted of one share and one share purchase warrant. The price of the units was $10.00 per unit. The share purchase warrants are exercisable at different prices, as explained below under "Use of Proceeds".

The April 13, 2000 warrants are non-transferable. None of those warrants have been exercised.

The following table sets forth, for each holder of the April 13, 2000 share purchase warrants, information on the number of shares currently owned, the number offered for sale, and the number of shares that will be owned on completion of the offering (assuming that all of the shares registered under this prospectus are sold). The information set out below is based on our list of registered shareholders and on information provided by the selling shareholders, and is accurate to the best of our knowledge as at March 15, 2001.


Selling shareholder     Units (1)     Warrants               Total              Shares       Total shareholding
                           #        exercised (2)         shareholding          offered     after offering (3)(6)
                                                     before offering (3)(4)
                                                          no.        %                            no.      %
William W. Noel III      10,000          0             10,000        *            10,000            0      *
Daniel P.
 Walsh &
 Cynthia P.
 Walsh, JTWROS           10,000          0             50,000        *            10,000        40,000     *
James B. Freund          25,000          0             50,000        *            25,000        25,000     *
Edward J. McCrossen      25,000          0             50,000        *            25,000        25,000     *
V&D Partnerships
 Inc., LLC.              50,000          0            100,000        *            50,000        50,000     *
Capitol
 Ventures LLC            50,000          0             50,000        *            50,000             0     *
Communications
 Partners LLC            25,000          0             50,000        *            25,000        25,000     *
Jeffrey W. Lubore(7)     50,000          0            929,400       1.4%          50,000       879,400    1.3%
Daniel J. Brigati        25,000          0             50,000        *            25,000        25,000     *
MTTM LLC                 50,000          0             50,000        *            50,000             0     *
Steven Daniels           20,000          0             30,000        *            20,000        10,000     *
Vinnie Maniola           10,000          0             10,000        *            10,000             0     *
Charles J. Schatz        10,000          0             10,000        *            10,000             0     *
Mark S. Kim              10,000          0             15,000        *            10,000         5,000     *
Michael S. Ward          25,000          0             50,000        *            25,000        25,000     *
David Robison            50,000          0            573,675        *            50,000       523,675     *
Peter Valotto            25,000          0             25,000        *            25,000             0     *
Thomas E. Gillman        25,000          0             25,000        *            25,000             0     *
John B. Gariolo          25,000          0            100,000        *            25,000        75,000     *
Peter N. Gladding        50,000          0             55,000        *            50,000         5,000     *
Michael H. Owen          50,000          0            100,000        *            50,000        50,000     *
Roman Matijkiw           25,000          0             25,000        *            25,000             0     *
Gus Wahlroth             25,000          0            288,158        *            25,000             0     *
Leo Wong                 30,000          0             37,500        *            30,000         7,500     *
Theresa Kong             10,000          0             20,000        *            10,000        10,000     *
Tom Wood                 25,000          0             35,000        *            25,000        10,000     *
Irene Tai                10,000          0             20,000        *            10,000        10,000     *
Agora Partners(8)       139,000          0            139,000        *           139,000             0     *
Beancounter Investments
 PTY LTd.                40,000          0            203,000        *            40,000             0     *
Charles Magal
 & Helen
 Stamatacos JTWROS       15,000          0             17,500        *            15,000         2,500     *
JNF II LLC               10,000          0             21,083        *            10,000        11,083     *
Drake Darrin             25,000          0             25,000        *            25,000             0     *
Dennis J. Keegan         50,000          0            488,158        *            50,000       175,000     *
Cameron Capital Ltd.     50,000          0             50,000        *            50,000             0     *
Davis Osnos              10,000          0             20,000        *            10,000        10,000     *


* Less than one percent (1%).

(1) This column states the number of units acquired by each selling shareholder initially in the April 2000 private placement. Each unit consisted of one share and one share purchase warrant.

(2) This column states the number of warrants from the April 2000 private placement that have been exercised.

(3) These columns report beneficial ownership. A person is deemed to have "beneficial ownership" of any common shares that that person has a right to acquire within sixty days of the date of this prospectus. In accordance with Rule 13d-3 of the Exchange Act, any common shares that any selling shareholder has the right to acquire within sixty days of the date of this prospectus are deemed to be outstanding for the purpose of computing the beneficial ownership percentage of that selling shareholder, but have not been deemed outstanding for the purpose of computing the percentage for any other selling shareholder.

(4) Figures stated in this column include 1,491,158 shares issuable within sixty days pursuant to share purchase warrants.

(5) Figures stated in this column include 1,084,000 shares issuable on exercise of outstanding share purchase warrants from the April 2000 private placement.

(6) Figures stated in this column assume that all shares offered under this prospectus will be sold.

(7) Mr. Lubore was formerly a consultant to to Sideware Systems Inc. We paid Mr. Lubore a finder's fee in respect of the April 2000 private placement.

(8)  George Tsiolis is a member of Agora Partners.  We paid Mr.
     Tsiolis a finder's fee in respect of the April 2000 private placement. We have been advised that individual members of Agora Partners own approximately 200,000 shares in total.

     FEBRUARY 22, 2001 PRIVATE PLACEMENT

The February 22, 2001 private placement consisted of 5,229,752 units. Each unit consisted of one share and one share purchase warrant. Each warrant entitles the holder to acquire one additional share at any time up to February 22, 2004 at a price of $1.00 per share. The warrants are non-transferable. None of the warrants have been exercised.

The following table sets forth, for each selling shareholder from the February 22, 2001 private placement, information on the number of shares currently owned, the number offered for sale, and the number of shares that will be owned on completion of the offering (assuming that all of the shares offered under this prospectus are sold). The information set out below is based on our list of registered shareholders and on information provided by the selling shareholders, and is accurate to the best of our knowledge as at March 15, 2001.


Selling shareholder     Units (1)     Warrants               Total              Shares       Total shareholding
                           #        exercised (2)         shareholding          offered     after offering (3)(6)
                                                     before offering (3)(4)
                                                          no.        %                            no.      %

Jason T. Adelman(7)        26,000        0              315,158      *             52,000             0    *
Alder Enterprises
 Ltd.(8)                  125,000        0              380,000      *            250,000       130,000    *
American High
 Growth Equities
 Retirement Trust         328,947        0              657,894      *            657,894             0    *
Donald A. Anderson,
 TTEE Prototype P.S.
 Plan c/o Salomon
 Smith Barney             100,000        0              430,000      *            200,000       230,000    *
Matthew Balk,
 Custodian for
 Daniel Balk               32,894        0               65,788      *             65,788             0    *

                                     15

Matthew Balk,
 Custodian for
 David Balk                32,894        0               65,788      *             65,788             0    *
Matthew Balk(7)            32,894        0              197,366      *             65,788             0    *
Dr. Edward D. Ball         65,789        0              131,578      *            131,578             0    *
Stephen D. Barrett
 IRA                       65,789        0              131,578      *            131,578             0    *
Beancounters
 Investments
 Pty. Ltd.                 81,500        0              203,000      *            163,000             0    *
Bentley Corp. Inc.        131,579        0              263,158      *            263,158             0    *
Phillip C. Bird            27,000        0               54,000      *             54,000             0    *
Michael Clofine            13,157        0               26,314      *             26,314             0    *
Michael Colen(9)          263,158        0            1,042,280     1.6%          526,316       515,964    *
Peter Falcone              27,000        0               54,000      *             54,000             0    *
David and Caren Garmus     27,000        0               54,000      *             54,000             0    *
Lloyd G. Glazer IRA        13,157        0               26,314      *             26,314             0    *
Brian Herman               27,000        0               54,000      *             54,000             0    *
Paul Hildebrand(8)        187,500        0            1,250,000     1.9%          375,000       875,000   1.2%
John O'Neal Johnston       27,000        0               54,000      *             54,000             0    *
Dennis Keegan             131,579        0              488,158      *            263,158       175,000    *
Joyce Klein                39,473        0               78,946      *             78,946             0    *
Robert Klein M.D.          65,789        0              131,578      *            131,578             0    *
Ethel Lebenkoff            32,894        0               65,788      *             65,788             0    *
Michael Loew               27,000        0               54,000      *             54,000             0    *
George Manos               55,921        0              111,842      *            111,842             0    *
Robert E. Meshel           65,789        0              131,578      *            131,578             0    *
Lewis Mitchell             65,789        0              131,578      *            131,578             0    *
Richard G. Morris         131,579        0              263,158      *            263,158             0    *
Dr. Robert Neborsky        32,894        0               65,788      *             65,788             0    *
Gene Salkind               65,789        0              131,578      *            131,578             0    *
Jeffrey Schnipper          50,000        0              100,000      *            100,000             0    *
SDS Merchant Fund LP      394,737        0              789,474     1.2%          789,474             0    *
Kathy Simpson              32,894        0               65,788      *             65,788             0    *
Spitsbergen Pty. Ltd.     131,631        0              263,262      *            263,262             0    *
Grant Sutherland(10)    1,250,000        0            4,554,100     6.7%        2,500,000     2,054,100   3.0%
Livia S. Sylva             65,789        0              131,578      *            131,578             0    *
Richard B. Trull IRA       65,789        0              131,578      *            131,578             0    *
Golden Capital
 Securities ITF Gus
 Wahlroth,Acct
 #50-037F-9               131,579        0              288,158      *            263,158       263,158    *
Scott Weisman(7)           26,000        0              183,578      *             52,000             0    *
Welcome Opportunities
 Ltd.                     500,000        0            1,000,000     1.5%        1,000,000             0    *
David Wiener               50,000        0              100,000      *            100,000             0    *
Sara Wiener                50,000        0              100,000      *            100,000             0    *
WKW Investment Club       131,579        0              263,158      *            263,158             0    *



* Less than one percent (1%).

(1) This column states the number of units acquired by each selling shareholder initially in the February 22, 2001 private placement. Each unit consisted of one share and one share purchase warrant.

(2) This column states the number of warrants from the February 22, 2001 private placement that have been exercised.

(3) These columns report beneficial ownership. A person is deemed to have "beneficial ownership" of any common shares that that person has a right to acquire within sixty days of the date of this prospectus. In accordance with Rule 13d-3 of the Exchange Act, any common shares that any selling shareholder has the right to acquire within sixty days of the date of this prospectus are deemed to be outstanding for the purpose of computing the beneficial ownership percentage of that selling shareholder, but have not been deemed outstanding for the purpose of computing the percentage for any other selling shareholder.

(4) Figures stated in this column include a total of 1,425,500 shares issuable within sixty days pursuant to stock options and 5,993,566 shares issuable within sixty days pursuant to warrants.

(5) Figures stated in this column include 5,229,752 shares issuable on exercise of outstanding share purchase warrants from the February 22, 2001 private placement.

(6) Figures stated in this column assume that all shares offered under this prospectus will be sold. Figures stated in this column include a total of 1,425,500 shares issuable within sixty days pursuant to stock options and 60,000 shares issuable within sixty days pursuant to share purchase warrants.

(7)  Indicates employees or associates of H.C. Wainwright & Co,
     Inc., who acted as placement agent in the February 22, 2001 private placement.

(8) Paul Hildebrand is our corporate Secretary and in-house counsel. Alder Enterprises Ltd. is a private company in which Mr. Hildebrand holds a 45% interest. Figures stated for Mr. Hildebrand include 750,000 shares isuable within sixty days pursuant to stock options.

(9)  Michael Colen is a consultant to us.  Figures stated for Mr.
     Colen include 31,250 shares issuable within sixty days pursuant to stock options.

(10) Grant Sutherland is the Chairman of our Board of Directors.
     Figures stated for Mr. Sutherland include 643,000 shares issuable within sixty days under stock options. Figures stated for Mr. Sutherland after the offering include 60,000 shares issuable within sixty days pursuant to share purchase warrants. 1,750,000 of the shares offered by Mr. Sutherland, including 875,000 shares already issued and 875,000 shares issuable under share purchase warrants, are registered in the name of RBC Dominion Securities Ltd. ITF for Grant Sutherland.

     WARRANTS ISSUED AS CONSIDERATION FOR PLACEMENT AGENT SERVICES

H.C. Wainwright & Co., Inc. acted as placement agent for the February 22, 2001 private placement. As consideration for placement agent services, we issued to H.C. Wainwright & Co. Inc. and certain of its associates warrants to acquire 526,316 shares and 526,316 share purchase warrants. Under the terms of these warrants, payment of an exercise price of $0.76 entitles the warrant holder to receive one share and one share purchase warrant. Each share purchase warrant will entitle the holder to purchase one additional share at a price of $1.00. The warrants we issued as consideration for placement agent services, and any share purchase warrants we issue on exercise of those warrants, will expire February 22, 2004.

The following table sets forth, for each holder of the warrants issued as consideration for placement agent services, information on the number of shares and share purchase warrants which can be acquired on exercise of the warrants, the number of shares currently owned, the number offered for sale, and the number of shares that will be owned on completion of the offering (assuming that all of the shares offered under this prospectus are sold). The information set out below is based on our list of registered shareholders and on information provided by the selling shareholders, and is accurate to the best of our knowledge as at March 15, 2001.


Selling shareholder     Units (1)     Warrants               Total              Shares       Total shareholding
                           #        exercised (2)         shareholding          offered     after offering (3)(6)
                                                     before offering (3)(4)
                                                          no.        %                            no.      %

Jason T. Adelman         131,579         0           315,158         *          263,158       0            *
Matthew Balk              65,789         0           197,366         *          131,578       0            *
Eric Singer               15,789         0            31,578         *           31,578       0            *
Scott Weisman             65,789         0           183,578         *          131,578       0            *
H.C. Wainwright &
 Co., Inc.               247,370         0           494,740         *          494,740       0            *

* Less than one percent (1%).

(1) This column states the number of shares and warrants which can be acquired by each selling shareholder initially on the exercise of the warrants issued as consideration for placement agent services.

(2) This column states the number of warrants that have been exercised.

(3) These columns report beneficial ownership. A person is deemed to have "beneficial ownership" of any common shares that that person has a right to acquire within sixty days of the date of this prospectus. In accordance with Rule 13d-3 of the Exchange Act, any common shares that any selling shareholder has the right to acquire within sixty days of the date of this prospectus are deemed to be outstanding for the purpose of computing the beneficial ownership percentage of that selling shareholder, but have not been deemed outstanding for the purpose of computing the percentage for any other selling shareholder.

(4) Figures stated in this column include a total of 526,316 shares issuable within sixty days on the exercise of the warrants issued in consideration of placement agent services, 84,894 shares issuable within sixty days pursuant to share purchase warrants already issued, and 526,316 shares issuable within sixty days pursuant to share purchase warrants to be issued on exercise of the warrants issued as consideration for placement agent services.

(5) Figures stated in this column include 526,316 shares issuable on the exercise of the warrants issued as consideration for placement agent services and 526,316 shares issuable within sixty days pursuant to share purchase warrants to be issued on exercise of the warrants issued as consideration for placement agent services.

(6) Figures stated in this column assume that all shares offered under this prospectus will be sold.

                        USE OF PROCEEDS

Except for payment of the exercise price on the exercise of warrants, as explained below, we will not receive any proceeds from sale of the shares offered under this prospectus. The selling shareholders will receive those proceeds.

If Louis Capannelli exercises the 191,237 share purchase warrants issued June 4, 1999 , we will receive the exercise price of US$0.383 per share.

The 1,084,000 share purchase warrants issued in the April 2000 private placement are exercisable at different prices. The warrants have a two year term expiring April 13, 2002, and were initially issued with exercise prices of:

-    $10.00 per share if exercised prior to April 13, 2001; or
- $11.50 per share, for warrants exercised between April 13, 2001 and April 13, 2002.

In March 2001, under regulations of the Toronto Stock Exchange:

- the exercise price of 900,000 of the warrants was reduced to $1.00 per share; and
- the exercise price of 139,000 of the warrants was reduced to $3.00 per share.

As a condition of the re-pricing, the term of the re-priced warrants will be reduced to 30 calendar days if the weighted average trading price for our shares on the Toronto Stock Exchange, calculated over any period of 20 consecutive trading days, exceeds the new exercise price by 25%. 45,000 of the warrants were not re-priced, and their exercise term is unaffected. If any of the warrants issued in April 2000 are exercised, we will receive the applicable exercise price, as set out above.

5,229,752 share purchase warrants issued in the February 22, 2001 private placement are exercisable at $1.00 per share. If any of those warrants are exercised, we will receive the exercise price.

The exercise price under the warrants issued as consideration for placement agent services is $0.76. On payment of that exercise price, the holder will receive one share and one share purchase warrant. Each share purchase warrant will permit the holder to acquire one additional share at a price of $1.00 per share. The warrants issued as consideration for placement agent services provide for the issuance of 526,316 shares and 526,316 share purchase warrants. We will receive the exercise price for any warrants or share purchase warrants exercised.

We will use funds received on the exercise of warrants, if any, for working capital and other corporate purposes.

                      PLAN OF DISTRIBUTION

This prospectus covers the sale of shares by the selling shareholders. It also covers sales by people who receive shares from the selling shareholders by way of gift, pledge, partnership distribution, or other non-sale related transfer. Any distribution of the shares may be effected by any of those parties from time to time in one or more of the following transactions:

- to underwriters who will acquire securities for their own account and re-sell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale;
- through brokers, acting as principal or agent, in transactions though the OTC Bulletin Board quotation service or, except as set out below, on the Toronto Stock Exchange, or on any other market or exchange on which the securities are then listed;
- directly or through brokers or agents in private sales at negotiated prices;
- through put or call option transactions, or through short sales of our common shares at market prices prevailing at the time of sale or at negotiated prices; or
-    by any other legally available means.

To comply with regulations of the Ontario Securities Commission, participants in the February 22, 2001 private placement have agreed that:

- they will not, prior to May 23, 2001, sell any of their shares through the Toronto Stock Exchange; and
- so long as our shares trade through either the OTC Bulletin Board quotation service or a United States stock exchange, any sales will be made through the facilities of that exchange or quotation service.

Any public offering price and any discount or concessions allowed or paid to underwriters may change from time to time. Sales through an exchange may involve block transactions, special offerings, or exchange distributions, and may take place at market prices prevailing at the time of sale, prices related to such prevailing market prices, negotiated prices, or fixed prices.

The aggregate proceeds to the selling shareholders from the shares will be the offering price less applicable commissions, or discounts, if any. We do not know if the selling shareholders will sell any of the shares offered under this prospectus.

The selling shareholders and their underwriters, brokers, dealers or agents, upon effecting a sale of securities, may be considered "underwriters" as that term is defined in the Securities Act. The selling shareholders will be subject to the prospectus delivery requirements because the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Sales effected through agents, brokers, or dealers will ordinarily involve payment of customary brokerage commissions, although some brokers or dealers may purchase shares as agents for others or as principals for their own account. The selling shareholders will pay any sales commissions or similar selling expenses applicable to the sale of the shares. A portion of any proceeds of sales and discounts, commissions, or other sellers' compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

Selling shareholders also may resell all or a portion of the shares offered under this prospectus in open market transactions in compliance with the restrictions of Rule 144 under the Securities Act.

Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market activities for our common shares for a period of five business days prior to the commencement of the distribution. In addition, each selling shareholder and any other person who participates in a distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. Those provisions may limit the timing of purchases and may affect the marketability of the securities and the ability of any person to engage in market activities for our common shares.

At the time a particular offering of securities is made, to the extent required, a prospectus supplement will be distributed which will set forth the number of securities being offered and the terms of the offering, including the purchase price or the public offering price, the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriters for securities purchased from the selling shareholders, any discounts, commissions and other items constituting compensation from the selling shareholders, and any discounts, commissions, or concessions allowed or paid to dealers. In addition, we will file a supplement to this prospectus upon a selling shareholder notifying us that a donee, pledgee, transferee, or other successor-in-interest intends to sell more than 500 shares.

In order to comply with the securities laws of certain states, if applicable, the securities will be sold in those jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in the state or an exemption from registration or qualification is available and the conditions of the exemption have been satisfied.

We have agreed that we will bear all costs, expenses, and fees in connection with the registration or qualification of the shares under federal and state securities laws (currently estimated to be $60,000).
 We and each selling shareholder have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

        DESCRIPTION OF SECURITIES TO BE REGISTERED

The shares offered under this prospectus are common shares without par value in our capital stock. The holders of our common shares are entitled to receive notice of, attend, and vote at all meetings of our members. The common shares carry one vote per share and have no par value. The holders of the common shares are entitled to receive dividends if, as, and when declared by our board of directors. The common shares carry no pre-emptive rights, conversion rights, redemption provisions, sinking fund provisions, or liability to further calls or assessment. There are no restrictions on the repurchase or redemption of our common shares by us, except under applicable securities laws and to the extent that any such repurchase or redemption would render us insolvent.

Common shares without par value are the only class of shares authorised under our memorandum of incorporation. As at March 22, 2001, we have 66,116,167 shares issued and outstanding.

                      MATERIAL CHANGES

No material changes have occurred since the filing of our annual report for the year ended December 31, 2000 on March 23, 2001.

                       LEGAL MATTERS

Certain legal matters relating to the legality of the issuance of the shares qualified for sale under this prospectus under Canadian law will be passed upon by Miller Thomson, Vancouver, British Columbia.

                          EXPERTS

The consolidated balance sheets of the Company as of December 31, 2000 and December 31, 1999, and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the years ended December 31, 2000 and December 31, 1999, the eight months ended December 31, 1998, and the year ended April 30, 1998, incorporated by reference in this prospectus from our annual report on Form 10-K, have been so incorporated by reference in reliance upon the report of KPMG LLP, independent chartered accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to our corporate Articles of Incorporation or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification is against public policy as expressed in the Securities Act. We will be governed by the final judgment of that issue.

===========================================================================

No dealer, sales representative
or any other person has been
authorized to give any information
or to make any representations in
connection with this offering other     SIDEWARE SYSTEMS INC.
than those contained in this
Prospectus, and, if given or made,
such information or representations
must not be relied upon as having
been authorized by Sideware Systems
Inc.  This Prospectus does not
constitute an offer to sell or a
solicitation of any offer to buy any   12,787,373 Common Shares
securities other than the securities
offered by this Prospectus, or an
offer to sell or a solicitation of
an offer to buy any securities by
any person in any jurisdiction where
such offer or solicitation is not
authorized or is unlawful.  Neither
the delivery of this Prospectus nor
any sale made hereunder shall, under
any circumstances, create any
implication that there has been no
change in the affairs of the Company
or that information contained herein
is correct as of any time subsequent
to the date of this Prospectus.






   TABLE OF CONTENTS
                                Page

Additional Information	           1
Incorporated Documents	           1
Enforcement of Civil Liabilities   1
Prospectus Summary                 3
Risk Factors                       5
Special Note Regarding Forward-
 looking Statements               11
Selling Shareholders	          11
Use of Proceeds	                  17
Plan of Distribution              18         March 23, 2001
Description of Securities to be
 Registered                       19
Material Changes                  19
Legal Matters                     19
Experts                           19
SEC Position on Indemnification
 for Securities Act Liabilities	  20



==============================================================================

                                PART II
                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay substantially all the expenses incident to the registration, offering and sale of the shares to the public by the selling shareholders other than fees, discounts and commissions of underwriters, dealers or agents, if any, and transfer taxes. Those expenses are estimated as follows:


                                                      Amount(1)
                                                -------------------
  SEC Registration Fee                                 $ 1,258
  Legal Fees and Expenses                               10,000
  Accounting Fees and Expenses                          10,000
  Printing Expense                                      25,000
  Miscellaneous Expenses                                13,742
                                                     ---------
      Total                                            $60,000
----------------
(1) All amounts have been estimated except the SEC registration fee. All of the above expenses will be payable by us.


Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Articles of Incorporation of the company, subject to the provisions of the Company Act of British Columbia, the directors shall cause the company to indemnify a director or former director of the company and the directors may cause the company to indemnify a director or former director of a corporation of which the company is or was a shareholder and the heirs and personal representatives of any former director against all costs, charges and expenses, including an amount to settle an action or satisfy a judgment, actually and reasonably incurred by him or them including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of his being or having been a director including any action brought by the company. Each director of the company on being elected or appointed shall be deemed to have contracted with the company on the terms of this indemnity.

Subject to the provisions of the Company Act, the directors may cause the company to indemnify any officer, employee or agent of the company or of a corporation of which the company is or was a shareholder (notwithstanding that he is also a director) and his heirs and personal representatives against all costs, charges and expenses whatsoever incurred by him or them and resulting from his acting as an officer, employee or agent of the company or the corporation. In addition, the company shall indemnify the Secretary or an Assistant Secretary of the company (if he shall not be a full-time employee of the company and notwithstanding that he is also a director) and his respective heirs and legal representatives against all costs, charges and expenses whatsoever incurred by him or them and arising out of the functions assigned to the Secretary by the Company Act or Articles.

The failure of a director or officer of the company to comply with the provisions of the Company Act or of the Memorandum or the Articles shall invalidate any indemnity to which he is entitled.

The directors may cause the company to purchase and maintain insurance for the benefit of any person who is or was serving as a director, officer, employee or agent of the company or as a director, officer, employee or agent of any corporation of which the company is or was a shareholder and his heirs or personal representatives against any liability incurred by him as a director, officer, employee or agent.


Item 16.  EXHIBITS

   Number                                Exhibit

   3.1(1)            Memorandum of Incorporation dated March 30, 1983
   3.2(1)            Articles of Incorporation dated March 30, 1983
   3.3(1)            Special Resolution dated January 12, 1984
   3.4(1)            Special Resolution dated June 15, 1989
   3.5(1)            Special Resolution dated September 27, 1990
   3.6(1)            Special Resolution dated December 18, 1996
   3.7(1)            Articles of Incorporation
   3.8(1)            Special Resolution dated January 29, 1998
   3.9(5)            Special Resolution dated June 28, 2000
   4.1(1)            Escrow Agreement dated June, 1996
   4.2(4)            2000 Stock Option Plan
   4.3(4)            Amended 2000 Stock Option Plan
   4.4(6)            Stock Option Plan (2001)
   5.1               Opinion of Miller Thomson
   5.2               Opinion of Miller Thomson
   10.1(1)           Operating Agreement between the Company and
                     BrainTech, Inc., dated October 18, 1996
   10.2(2)           Software Development and License Agreement dated
                     September 20, 1999 between the Company and
                     BrainTech, Inc.
   10.3(2)           Software Development License Agreement between
                     the Company and Sideware International SRL
                     effective August 27, 1999
   10.4(2)           Research and Development Cost Sharing Agreement
                     between the Company and Sideware International
                     SRL effective August 27, 1999
   10.5(2)           Distribution and Sales Agreement between the
                     Company and Sideware Corp. effective January 1,
                     1999
   10.6(1)           Assignment of Lease and Modification of Lease
                     Agreement dated August 17, 1998 between HOOPP
                     Realty Inc., Techwest Management Inc., Sideware
                     Systems Inc., and BrainTech, Inc.
   10.7(1)           Lease Agreement dated January 25, 1999 between
                     Sideware Corp. and Elden Investments, LLC with
                     Addendum dated February 8, 1999
   10.8(2)           Agreement between the Company and IBM for
                     participation in the Enterprise Growth
                     Opportunity program
   10.9(2)           Reseller agreement between the Company and
                     Enterprise Soft
   10.10(2)          Software license agreement between the Company
                     and ICEsoft AS
   10.11(2)          Lease effective as of July 1, 1999 between the
                     Company, Techwest Management Ltd., BrainTech,
                     Inc. and Pacific Centre Leaseholds Ltd.

   10.12(2)          Assignment Agreement effective as of July 1,
                     1999 between the Company, Techwest Management
                     Ltd., BrainTech, Inc., and SJM Management Ltd.
   10.13(2)          Cost Sharing and Allocation Agreement dated
                     October 29, 1999 between the Company and
                     BrainTech, Inc.
   10.14(2)          Agreement between the Company and Advanced
                     Contact Solutions Inc.
   10.15(2)          Contract Agreement No. SDW001 between the
                     Company and Science Applications International
                     Corp.
   10.16(2)          IBM International Independent Software Vendor
                     Agreement
   10.17(2)          Distribution and Sales Agreement between
                     Sideware Corp. and Sideware International SRL
   10.18(3)          Lease Agreement dated March 6, 2000 between
                     Sideware Corp. and Reston L.L.C.
   10.19(3)          Lease Agreement between Sideware Corp. and
                     Sanctuary Park Realty Holding Company
   10.20(3)          Sub-Lease Agreement dated January 15, 2000
                     between San Jose State University Foundation and
                     Sideware Systems Inc.
   10.21(3)          Lease Agreement dated February 24, 2000 between
                     CEO Suites, Inc. and Sideware Corp.
   10.22(4)          Alliance Agreement with Siebel Systems, Inc.
   10.23(6)          Change of Control Severance Agreement with Rahul
                     Badhan
   10.24(6)          Change of Control Severance Agreement with Scott
                     Friedlander
   10.25(6)          Change of Control Severance Agreement with
                     Stewart Walchli
   10.26(6)          ASP Software Products Distribution and License
                     Agreement dated January 21, 2001 between
                     Sideware International SRL and Sideware Corp.
   10.27(6)          End User Software Products Distribution and
                     License Agreement dated January 21, 2001 between
                     Sideware International SRL and Sideware Corp.
   10.28(6)          Assignment of Lease
   23.1              Consent of Independent Chartered Accountants


(1) Exhibit already on file - exhibit to our Form20-F registration statement filed in May 1999.
(2) Exhibit already on file - exhibit to our Form F-1 registration statement 333-90893 filed in December 1999.
(3) Exhibit already on file - exhibit to our Form 20-F annual report covering the year ended December 31, 1999.
(4) Exhibit already on file - exhibit to our Form F-3 registration statement no. 333-34984 filed in April 2000.
(5) Exhibit already on file - exhibit to our Form 10-Q filed in October 2000.
(6) Exhibit already on file - exhibit to our Form 10-K filed in March 2001.

ITEM 17.  UNDERTAKINGS

(a)   The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration
Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total daollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Vancouver, British Columbia, on March 23, 2001.

                                  SIDEWARE SYSTEMS INC.


                                  By:   "Grant Sutherland"

                                  W. Grant Sutherland
                                  Chairman of the Board of Directors


                       POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Grant Sutherland as such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this annual report, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney's-in-fact ad agent, or his subititutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                  Title                       Date

"James Speros"          Chief Executive Officer,        March 23, 2001
--------------------    President, and Director
James L. Speros         (Principal Executive Officer)


"Grant Sutherland"      Chairman of the Board of        March 23, 2001
--------------------    Directors, Director
W. Grant Sutherland


"Edward White"          Director                        March 23, 2001
--------------------
Edward A. White


"Peter Kozicki"         Director                        March 23, 2001
--------------------
Peter Kozicki


"Stewart Walchli"       Chief Financial Officer         March 23, 2001
--------------------    (Principal Financial and
Stewart F. Walchli      Accounting Officer)